UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 30, 2016

(Date of earliest event reported)

Legend Oil and Gas, Ltd.

(Exact Name of Registrant as Specified in Charter)

Colorado (State or Other Jurisdiction of Incorporation)	000-49752 (Commission File Number)	84-1570556 (IRS Employer Identification No.)

555 Northpoint Center East, Suite 400 Alpharetta, GA (Address of Principal Executive Offices)		30022 Zip Code

(678) 366-4587

(Registrant’s telephone number, including area code)

______________________________________________

(Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

The disclosure below under Item 3.02 is incorporated by reference into this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K with respect to the issuance and the terms of the Debenture is incorporated by reference into this Item 2.03.

Item 3.02 Unregistered Sale of Equity Securities

On September 30, 2016, the Company entered into a Securities Purchase Agreement with Lorton Finance Company (“Purchaser”), an affiliate of Hillair Capital Investments, LP, the Company’s controlling shareholder, pursuant to which it issued a Senior Secured Debenture Due September 30, 2019 (the “Debenture”) to the Purchaser in the aggregate amount of $1,150,000, payable in full on September 30, 2019. The Debenture bears interest at the rate of 20% per annum, payable monthly beginning March 31, 2017. Beginning September 30, 2017, the Company is obligated to make monthly principal payments of $47,916.67. The repayment of the Debenture is secured by titles to 19 trucks owned by subsidiaries of the Company.

On or before March 31, 2017, upon mutual agreement of the Company and the Purchaser, the Purchaser may purchase up to an additional $850,000 in principal amount of the Debentures.  Subject to the conditions described below, such additional Debenture (i) shall bear interest at the same rate and payable on the same dates as the initial Debenture, (ii) shall have a first priority security interest in the assets being acquired in connection with such additional purchase, and (iii) shall have principal amortization in the same manner and on the same dates as principal is amortized under the initial Debenture, and shall otherwise be in substantially the form of the initial Debenture.

In the event the parties increase the subscription amount as described above, the Company shall issue to the Purchaser a number of shares of Series B Preferred Stock equal to five percent (5%) of the dollar amount of such increase divided by the then-current Stated Value (currently, $1,000 per share), and shall amend its Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock to provide for an adequate number of such shares of Series B Preferred Stock to permit such issuance (without amending the terms of the Series B Convertible Preferred Stock).  For example, if the subscription amount is increased $850,000 to the maximum of $2,000,000 on the first anniversary of the issuance of any Series B Preferred Stock, the Company would issue to the Purchaser 39.36 shares of Series B Preferred Stock (($850,000 in increased Subscription Amount) x (5%) / ($1,000 initial Stated Value + $80 accrued and unpaid dividends)).

After taking into account the Purchaser’s legal fees and other expenses and the payment in full of the Company’s line of credit with State Bank & Trust Company in the amount of $274,954.56, the net proceeds received by the Company was $787,500.

These transactions are exempt from registration subject to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”).

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On October 6, 2016, the letter agreement between the Company and Andrew Reckles in his role as Chairman and Chief Executive Officer was renewed by the Board of Directors (with Mr. Reckles abstaining) as follows:

•	Two year term.

•	Base compensation of $25,000 per month for Mr. Reckles’ CEO services.

•	Beginning in calendar year 2016, an annual bonus shall be payable to Mr. Reckles either in common stock of the Company or cash or a combination thereof, at the option of the Board of Directors, in the amount of or having a value equal to up to 50% of Mr. Reckles’ annual salary at the time; annual bonuses shall be based on performance criteria to be determined by the Board; any annual bonus awarded will be payable on February 1st of the year following the year in which the bonus is earned; and

•	Reimbursement, on a monthly basis, of his out-of-pocket costs and expenses to obtain health insurance policy coverage for himself and his wife that is satisfactory to Mr. Reckles payable monthly by the Company provided, however, that the maximum amount payable by the Company to Mr. Reckles in connection therewith shall not exceed $1000 per month; OR should Mr. Reckles choose to participate in the Company benefit plan, he may do so and coverage shall be provided for he and his wife.

•	For the term of this agreement, the Company shall provide a Company vehicle to Northpoint Energy Partners, a company controlled by Mr. Reckles, for Mr. Reckles’ use.

•	Beginning October 1, 2016, and continuing for the term of the agreement, the Company shall provide a two week annual paid vacation to Mr. Reckles. The vacation shall be paid for by the Company up to a total of $20,000.

•	In the event of a change in control of the Company, Mr. Reckles is entitled to receive a one-time bonus, in cash, equal to 150% of his Base Compensation plus his to date accrued and unearned annual bonus through the contractual period.

•	Should the Company achieve EBITDA in any quarter of $350,000 or greater, Mr. Reckles shall be entitled to a cash bonus equal to $25,000.

•	Should the Company make a material acquisition, Mr. Reckles and the BOD will work together to amend his base compensation in order to properly compensate the CEO for the expansion of the duties that such an acquisition would entail.

•	In the event that Mr. Reckles is terminated without cause or resigns with good reason, he is entitled to the same compensation that he would have received if his employment had continued for the remaining term of the agreement after such termination or resignation.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibits

4.1	Senior Secured Debenture Due September 30, 2019.

10.1	Securities Purchase Agreement dated September 30, 2016.

10.2	Security Agreement dated September 30, 2016

10.3	Subsidiary Guarantee dated September 30, 2016

10.4	Letter Agreement between the Company and Andrew Reckles effective October 1, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Legend Oil and Gas, Ltd.

By:	/s/ Warren S. Binderman
Warren S. Binderman President and Chief Financial Officer

Date:  October 6, 2016